As filed with the Securities and Exchange
                           Commission on March 30, 2004
                                         --------------

                                  SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934



Filed by the Registrant                                       |X|

Filed by a Party other than the Registrant                    |_|


Check the appropriate box:

|X|      Preliminary Proxy Statement

|_|      Definitive Proxy Statement

         Definitive Additional Materials

|_|      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

|_|      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))


                         Spectrum Organic Products, Inc.
.................................................................................
                (Name of Registrant as Specified in Its Charter)


.................................................................................
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|      No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


(1)      Title of each class of securities to which transaction applies:

(2)      Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)      Proposed maximum aggregate value of transaction:

(5)      Total fee paid:

|_|      Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:

         2) Form, Schedule or Registration Statement No.:

         3) Filing Party:

         4) Date Filed:

                         SPECTRUM ORGANIC PRODUCTS, INC.
                       5341 Old Redwood Highway, Suite 400
                               Petaluma, CA 94954
                            Telephone: (707) 778-8900


                         -- REVISED PRELIMINARY COPY --


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held April 29, 2004

     NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Spectrum Organic Products, Inc., a California corporation ("Spectrum" or "the Company"), will be held on Thursday, April 29, 2004 at 9:00 a.m. PDT at the Spectrum Organic Products, Inc. headquarters, at 5341 Old Redwood Highway, Suite 400, Petaluma, California 94954 (the "Meeting") for the purpose of considering and voting upon the following matters:

     1.   To elect seven Director Nominees to another term.

     2. To amend the Company's Amended and Restated Articles of Incorporation to increase the number of common shares authorized for issuance from 60,000,000 to 100,000,000 and to increase the number of preferred shares authorized for issuance from 5,000,000 to 10,000,000.

     3. To amend the Company's Amended and Restated Articles of Incorporation to effect a reverse stock split, at one of two ratios to be selected by the Board of Directors, in order to reduce the aggregate number of shares of common stock outstanding.

     4. To ratify the appointment of Grant Thornton, LLP as the Company's independent public accountants for the current fiscal year.

     5. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on March 19, 2004 are entitled to receive notice of and to vote at the meeting. A list of the Company's shareholders shall be open for examination by any shareholder for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, at the principal executive offices of the Company, 5341 Old Redwood Highway, Suite 400, Petaluma, California. The list will also be available at the Meeting.

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 as filed with the Securities and Exchange Commission, which contains financial statements and other information of interest to shareholders, accompanies this Notice and the enclosed Proxy Statement.

     If you are a Registered Shareholder please sign and date the accompanying proxy card and return it promptly in the enclosed postage-paid envelope whether or not you plan to attend the meeting in person. If you are a Beneficial Shareholder please follow the instructions on the enclosed Vote Instruction Form.

     If you attend the annual meeting, you may vote in person if you wish, even if you previously have returned your proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder. The proxy may be revoked at any time prior to its exercise.

                                            By Order of the Board of Directors,


                                            Jethren P. Phillips,
                                            Chairman of the Board

Petaluma, California
April 1, 2004

                         SPECTRUM ORGANIC PRODUCTS, INC.
                       5341 Old Redwood Highway, Suite 400
                               Petaluma, CA 94954
                            Telephone: (707) 778-8900


                      -------------------------------------

                                 PROXY STATEMENT

                   For the 2004 Annual Meeting of Shareholders

                      -------------------------------------

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Spectrum Organic Products, Inc., a California corporation ("Spectrum" or "the Company"), for use at the Annual Meeting of Shareholders to be held on Thursday, April 29, 2004 at 9:00 a.m. PDT at the Spectrum Organic Products, Inc. headquarters at 5341 Old Redwood Highway, Suite 400, Petaluma, California 94954 and at any adjournments thereof (the "Meeting").

     All proxies will be voted in accordance with the instructions of the shareholder. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. If any other matter is properly presented at the Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment. Any proxy may be revoked by a shareholder at any time before its exercise by delivery of a written revocation to the Secretary of the Company. Attendance at the Meeting will not itself be deemed to revoke a proxy unless the shareholder gives affirmative notice at the Meeting that the shareholder intends to revoke the proxy and vote in person.

     On March 19, 2004, the record date for determination of shareholders entitled to vote at the Meeting, there were outstanding and entitled to vote an aggregate of 46,296,277 shares of common stock of the Company, without par value (the "common stock"). Each share entitles the record holder to one vote on each of the matters to be voted upon at the Meeting. With respect to the election of directors, shareholders may exercise cumulative voting rights. Under cumulative voting, each holder of common stock will be entitled to seven votes for each share held. Each shareholder may give one candidate, who has been nominated prior to voting, all the votes such shareholder is entitled to cast or may distribute such votes among as many such candidates as the shareholder chooses. However, no shareholder will be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and at least one shareholder has given notice at the meeting, prior to the voting, of his or her intention to cumulate votes. Unless the proxy holders are otherwise instructed, shareholders by means of the accompanying proxy, will grant the proxy holders discretionary authority to cumulate votes.

     The Notice of Meeting, this Proxy Statement, the enclosed Proxy Card and the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2003 are being mailed to shareholders on or about April 1, 2004. The Company will bear the cost of soliciting proxies from shareholders.


                 VOTING SECURITIES AND PRINCIPLE HOLDERS THEREOF

     As of March 19, 2004 Spectrum had issued and outstanding 46,296,277 shares of common stock, none of which were held as treasury stock.

Stock Ownership of Certain Beneficial Owners and Management

     The following table sets forth information concerning the holdings of common stock and vested common stock options and warrants by each Named Executive Officer, by each director and by all directors and executive officers as a group as of March 19, 2004. All shares are owned beneficially and of record. The address of all persons is in care of the Company at 5341 Old Redwood Highway, Suite 400, Petaluma, California.



Name and Title                                            No. of Shares(1)       Percent of Class
--------------                                            ----------------       ----------------
Jethren P. Phillips, Chairman of the Board                  28,893,827                 59.3%
John R. Battendieri, Director                                3,936,699                 8.1%
Neil G. Blomquist, President and CEO, Director               1,895,183                 3.9%
Thomas B. Simone, Director                                     547,513                 1.1%
Phillip L. Moore, Director                                     461,443                   *
Robert B. Fowles, CFO and Secretary                            375,000                   *
Charles A. Lynch, Director                                     283,435                   *
Conrad W. Hewitt, Director                                      47,357                   *
Duane W. Chase, General Manager - SI                            20,000                   *
N. Michael Langenborg, Vice President - Marketing               18,750                   *
Steven L. Terre, Vice President - Sales                         18,750                   *
Randall H. Sias, Director of Operations                            --                    *
                                                             ---------                ------
All officers and directors as a group
(12 persons)                                                36,497,957                 74.8%
                                                            ==========                 =====


*    Less than 1%

(1) The number of shares shown represent the total shares beneficially owned by each individual and shares which are issuable upon the exercise of all stock options and warrants which are currently exercisable or will become exercisable within 60 days of the record date. Specifically, the following individuals have the right to acquire the following shares upon the exercise of such stock options and warrants: Mr. Battendieri - 66,700 shares, Mr. Blomquist - 1,078,015 shares, Mr. Simone - 387,513 shares, Mr.
     Moore - 205,430 shares, Mr. Fowles - 375,000 shares, Mr. Lynch - 255,435 shares, Mr. Hewitt - 47,357 shares, Mr. Chase - 20,000 shares, Mr.
     Langenborg - 18,750 shares and Mr. Terre - 18,750 shares.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all reports they file under Section 16(a).

     To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 2003 with the exception of the following reports, which were filed late:

     The Statement of Changes in Beneficial Ownership on Form 4 reporting the granting of additional stock options on February 26, 2003 to the following directors and officers were filed late: Mr. Battendieri, Mr. Fowles, Mr. Hewitt, Mr. Langenborg, Mr. Lynch, Mr. Moore, Mr. Simone and Mr. Terre.

     The Initial Statement of Beneficial Ownership of Securities on Form 3 for
Mr. Chase and Mr. Sias were also filed late.

Votes Required

     The holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of common stock present in

                                       3

person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for shareholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting.

     The affirmative vote of the holders of a plurality of the votes cast by the shareholders entitled to vote at the Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares outstanding is required for the approval of the amendments to the Company's Amended and Restated Articles of Incorporation to increase the number of common and preferred shares authorized for issuance and to effect the reverse stock split. The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and voting on the matter is required for the ratification of the appointment of Grant Thornton, LLP as the Company's independent public accountants for the current fiscal year.

     Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter, but will have the same affect as "against" votes for both approvals of the amendments to the Company's Amended and Restated Articles of Incorporation, where a majority of the outstanding shares is required for the matter to be approved.



                   PROPOSAL 1 - ELECTION OF DIRECTOR NOMINEES

     The Company recommends that the current Board of Directors be re-elected to another term until the next annual meeting of shareholders. The Director
Nominees will be elected at the annual meeting to serve for another term expiring at the Company's next annual meeting of shareholders or until their successors have been elected and qualified, or until the earliest of their resignation, retirement or death.

     The Company recommends that shareholders vote FOR each Director Nominee.
The proxy will be voted FOR each Director Nominee unless otherwise directed.

     The following table indicates the age, residence, principal occupation, positions and offices held within the Company and the year first elected as a director for each of the Director Nominees:

                                                                                                     Year First
Name,                                                               Positions and Offices              Elected
Residence, and Age                 Present Occupation                 Held with Spectrum             as Director
------------------                 ------------------                 ------------------             -----------
Jethren P. Phillips, 53       Chairman of the Board              Founder, CEO, Chairman of the           1999
Santa Rosa, CA                                                   Board

Neil G. Blomquist, 52         President and CEO                  Chief Operating Officer,                2002
Sebastopol, CA                                                   Director of Sales and Marketing

John R. Battendieri, 57       Owner, Running Stream Food and     Director, VP - Business                 1988
Soquel, CA                    Beverage, Inc.                     Development

Phillip L. Moore, 54          Principal, Moore Consulting        Director                                1999
Incline Village, NV

Charles A. Lynch, 76          Chairman, Market Value Partners    Director                                2000
Atherton, CA                  Co.

Thomas B. Simone, 62          Chairman, Simone & Associates      Director                                2000
Santa Rosa, CA

Conrad W. Hewitt, 67          Consultant                         Director                                2002
Napa, CA

     The following is a brief summary of the business experience of each Director Nominee of the Company for at least the last five years:

     Jethren P. Phillips has been Chairman of the Board of Directors since the merger in October 1999 which created Spectrum Organic Products, Inc. He also served as Chief Executive Officer of the Company from the merger until September
1, 2002. Mr. Phillips founded Spectrum Naturals, Inc. in 1980 and served as its
Chief Executive Officer and Chairman of the Board of Directors since its inception. In 1995 he founded Spectrum Commodities, Inc., an organic and natural food ingredients affiliate. Mr. Phillips has been involved in the natural product industry since 1972. He attended California State University at Los
Angeles and Humboldt and is a member of the National Association of Corporate
Directors.

     Neil G. Blomquist was appointed President and Chief Executive Officer of the Company on September 1, 2002 and became a Director of the Company in November 2002. Prior to that he served as SNI's President and Chief Operating
Officer since January 1994, and served as its Director of Sales and Marketing from 1989 to 1994. Mr. Blomquist has served on the Board of Directors of the California Olive Oil Council since 1996 and has been involved in the organic and natural foods industry for more than 25 years. Mr. Blomquist holds a Bachelor of Science degree in Business Management and Economics from the University of South
Dakota. Mr. Blomquist is a member of the National Association of Corporate
Directors.

                                       5

     John R. Battendieri founded Running Stream Food and Beverage, Inc. in April 2002 to act as a consulting service for private label food and beverage products for Spectrum and other natural and organic food companies. Mr. Battendieri founded Organic Food Products, Inc. in 1988 and served as its President and as a director since 1988 and as its Chief Executive Officer from October 1998 until the merger with Spectrum in October 1999. In 1987 he founded Santa Cruz Naturals, an organic fruit juice company, which he sold to the J.M. Smucker Company in 1992. Mr. Battendieri has grown, developed and marketed a wide variety of natural food products for more than 25 years. He attended Southern Illinois University and is a member of the National Association of Corporate Directors.

     Phillip L. Moore has been a Director of the Company since October 6, 1999 and is the Principal of Moore Consulting, a management consulting business established in 1996 to provide advisory services to the food industry. Mr. Moore has also served as Managing Partner of Monterey Bay Corporate Development since 1996. Monterey Bay Corporate Development also provides advisory and consulting services to the food industry. Mr. Moore has 25 years of experience in the food industry and was President of Perimeter Sales and Merchandising prior to founding Moore Consulting. Mr. Moore holds a Bachelor of Science degree in Accounting and Business from Guilford College of North Carolina. Mr. Moore is a member of the Compensation Committee and is a member of the National Association of Corporate Directors.

     Charles A. Lynch became a Director on April 1, 2000 and is Chairman of Market Value Partners Company, a management and advisory source for existing and emerging businesses. He has had executive management responsibility for 70-plus companies, primarily in consumer related businesses, and has been a director of over 20 major corporations. Mr. Lynch currently serves as Chairman of the Board of Fresh Choice, Inc. and also serves as a director or advisor to a number of privately-held organizations. Mr. Lynch received his Bachelor of Science degree from Yale University and an Honorary Degree of Doctors of Law from Golden Gate University. He is also a member of the National Association of Corporate Directors. Mr. Lynch is Chairman of the Compensation Committee and a member of the Audit Committee and Nominating and Governance Committee.

     Thomas B. Simone has been a Director of the Company since December 2000, and is Chairman and CEO of Simone & Associates, LLC a management and advisory firm that invests in and consults with healthcare and natural products companies. Mr. Simone also serves as Vice Chair and Lead Independent Director of the Board of United Natural Foods, Inc., the largest distributor of natural products in the industry and serves as a director or advisor to a number of privately-held organizations. Prior to forming Simone & Associates, Mr. Simone was President of McKesson Drug Company, America's largest pharmaceutical wholesaler. During his twenty-year career with McKesson, Mr. Simone also served as Vice President of Finance for McKesson Corporation, Executive Vice President of PCS Health Systems, and Vice President and Controller. Mr. Simone holds Bachelor of Science and Master of Business Administration degrees from DePaul University and is a member of the National Association of Corporate Directors. Mr. Simone is Chairman of the Nominating and Governance Committee and a member of the Audit Committee and Compensation Committee.

     Conrad W. Hewitt has been a Director of the Company since November 2002. Prior to that, he was a consultant and served as the Commissioner for the State of California Department of Financial Institutions from 1997 to 1998, and as the State of California Superintendent of Banking from 1995 to 1997. From 1962 to 1995, Mr. Hewitt was a Managing Partner with Ernst & Young's satellite offices in San Francisco, Seattle, and Honolulu. Mr. Hewitt currently serves as a Director on the boards of North Bay Bancorp and Varian, Inc. He also serves as a director or advisor to a number of privately-held organizations. Mr. Hewitt holds a Bachelor of Science degree in Finance and Banking from the University of Illinois, and did his post graduate study at the University of Southern California. He is a member of the National Association of Corporate Directors and the American Institute of CPAs. Mr. Hewitt is Chairman of the Audit Committee and a member of the Nominating and Governance Committee.

Report of the Nominating and Governance Committee

     The Nominating and Governance Committee of the Board if Directors (for purposes of this report, the "Committee") is composed of three independent directors and serves the Company in the nomination of director candidates. That role includes the identification of qualified individuals for Board membership, the recommendation to the Board of the appropriate size and composition of the Board and its Committees, and the review of the performance of the Board and its Committees and recommendations to the Board for the improvement of such performance.


     The Committee has a procedure under which all director candidates are evaluated, regardless of who recommends them. The Committee utilizes the following criteria in evaluating any candidate's capabilities to serve as a member of the Board: attendance, independence, time commitments, conflicts of interest, ability to contribute to the oversight and governance of the Company and experience with businesses of similar size, scope and involvement as the Company. Further, the Committee reviews the qualifications of any candidate with those of current directors to determine coverage and gaps in experience in related industries such as natural foods or nutritional supplements and in functional expertise such as manufacturing, marketing, finance, human resources and investing. The Committee solicits candidates from its current directors and, if deemed appropriate, would engage third party recruiting professionals to identify potential candidates. The Committee considered candidates during 2003 in accordance with the criteria above and determined that adding the prospective additional Board members was not in the best interest of the shareholders at the time.


     In accordance with recent regulations enacted by the Securities and Exchange Commission, the Committee has evaluated the independence of the members of the Board that are standing for re-election. The Committee has determined that Mr. Phillips and Mr. Blomquist, as executive officers of the Company, are not independent; Mr. Battendieri, as a consultant to the Company, is not independent; and Mr. Moore, as a result of his services as an investment banker to the Company in 2002, is not independent. Messrs. Hewitt, Lynch and Simone all meet the independence requirements of the Securities and Exchange Commission. The Committee intends to increase the number of independent directors that serve on the Board over the ensuing years.

     The Company has adopted a code of ethics that applies to the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and all other employees of the Company. The Company has filed its code of ethics, titled "Standards of Business Ethics", with the Securities and Exchange Commission as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2003. The Company's website is currently under re-construction and, therefore, the code of ethics is not available on its internet website at this time. Any person may request a copy of the Company's code of ethics, free of charge, by writing to the Company's Chief Financial Officer at the address of the Company.

     The Board of Directors welcomes communications from all shareholders. Shareholders may address individual Board members or the Board in its entirety in writing at the address of the Company via the postal service or at the Company's internet website, WWW.SPECTRUMORGANIC.COM, and by clicking on the "contact" link.

     The Company expects its board members to attend its annual meeting of shareholders. All board members attended the last annual shareholders meeting held on November 6, 2002.

     This report respectfully submitted by:

     Thomas B. Simone, Chairman
     Conrad W. Hewitt
     Charles A. Lynch
     Members of the Nominating and Governance Committee


                PROPOSAL 2 - INCREASE COMMON AND PREFERRED SHARES
                             AUTHORIZED FOR ISSUANCE


     The Company recommends that the shareholders approve an amendment to
Article III (A) of the Company's Amended and Restated Articles of Incorporation increasing the number of common shares authorized for issuance from 60,000,000 to 100,000,000 and increasing the number of preferred shares authorized for issuance from 5,000,000 to 10,000,000. The increase in the number of shares authorized for issuance is intended to increase the Company's flexibility with regards to future acquisitions, follow-on offerings or other business opportunities that may arise. However, there were no definitive plans at the date of this report to issue additional common or preferred shares. There were no preferred shares issued and outstanding as of March 19, 2004.



     The Company recommends that shareholders vote FOR this proposal. The proxy will be voted FOR this proposal unless otherwise directed.


                        PROPOSAL 3 - REVERSE STOCK SPLIT

General:

     The Company recommends that the shareholders grant approval to the Board of Directors to effect a reverse stock split at one of two ratios: one-for-five or one-for-ten. The Board of Directors will select the ratio and effect the reverse stock split at the most favorable time, in its sole discretion. If approved and effected, the reverse stock split will be realized simultaneously for all outstanding common stock and the ratio will be the same for all outstanding common stock. The reverse stock split will affect all of Spectrum's shareholders uniformly and will not affect any shareholder's percentage ownership interests except to the extent that the reverse stock split would result in any of Spectrum's shareholders receiving cash in lieu of fractional shares. As described below, shareholders otherwise entitled to fractional shares as a result of the reverse stock split will receive cash payments in lieu of such fractional shares.

     3(A) The principal effect of a reverse stock split at a ratio of one-for-five will be that:

     o The number of shares of common stock issued and outstanding will be reduced from approximately 46.3 million shares to approximately 9.3 million shares;

     o Proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders to purchase shares of Spectrum common stock, which will result in the same aggregate exercise price to be paid for such options and warrants upon exercise immediately preceding the reverse stock split; and

     o The number of shareholders who own odd lots (less than 100 shares) will increase. Shareholders who hold odd lots typically may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

     The following table summarizes the total outstanding common stock and common stock equivalents before and after the proposed one-for-five reverse stock split:

                                                           Share or Share Equivalents Outstanding
                                                           --------------------------------------

                                                  Before Reverse Stock Split      After Reverse Stock Split
                                                ------------------------------ -------------------------------
                                                                        % of                            % of
                                                        Number          Total             Number        Total
                                                ----------------- ------------ ------------------- -----------
     Common Stock Outstanding                         46,296,277        91.6%           9,259,255       91.6%

     Common Stock Options Outstanding                  4,110,415         8.1%             822,083        8.1%

     Common Stock Warrants Outstanding                   160,000         0.3%              32,000        0.3%
                                                ----------------- ------------ ------------------- -----------
     Total Common Stock and Common
       Stock Equivalents Outstanding                  50,566,692         100%          10,113,338        100%
                                                ================= ============ =================== ===========

                                                       8



     3(B) The principal effect of a reverse stock split at a ratio of one-for-ten will be that:

     o The number of shares of common stock issued and outstanding will be reduced from approximately 46.3 million shares to approximately 4.6 million shares;

     o Proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders to purchase shares of Spectrum common stock, which will result in the same aggregate exercise price to be paid for such options and warrants upon exercise immediately preceding the reverse stock split; and

     o The number of shareholders who own odd lots (less than 100 shares) will increase. Shareholders who hold odd lots typically may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

     The following table summarizes the total outstanding common stock and common stock equivalents before and after the proposed reverse stock split:

                                                           Share or Share Equivalents Outstanding
                                                           --------------------------------------

                                                  Before Reverse Stock Split      After Reverse Stock Split
                                                ------------------------------ -------------------------------
                                                                        % of                            % of
                                                       Number           Total             Number        Total
                                                ----------------- ------------ ------------------- -----------
     Common Stock Outstanding                         46,296,277        91.6%           4,629,628       91.6%

     Common Stock Options Outstanding                  4,110,415         8.1%             411,042        8.1%

     Common Stock Warrants Outstanding                   160,000         0.3%              16,000        0.3%
                                                ----------------- ------------ ------------------- -----------
     Total Common Stock and Common
       Stock Equivalents Outstanding                  50,566,692         100%           5,056,670        100%
                                                ================= ============ =================== ===========


     The Company is not requesting approval of the reverse stock split in both of the two ratios in connection with a "going-private" transaction. There is no plan or contemplated plan by the Company to take itself private at the date of this report. The Company is recommending that the shareholders approve the reverse stock split in both of the two ratios for a number of reasons. Foremost is the Company's desire to upgrade its stock listing to a NASDAQ small-cap listing or AMEX listing. The Company's predecessor entity, Organic Food
Products, Inc., was delisted by NASDAQ in May 1999 due to non-compliance with the minimum net book value requirement. Since then the Company's stock has traded on the OTC Bulletin Board. In October 1999, OFPI merged with Spectrum
Naturals, Inc. Since a controlling interest in the merged entity was held by former Spectrum Naturals shareholders, the 1999 merger was accounted for as a reverse acquisition with the OFPI publicly-traded legal entity as the surviving corporation. After the merger, the corporation changed its name to Spectrum
Organic Products, Inc.


     During the ensuing four years the Company has divested itself of certain businesses, recruited new management and new board members, and has returned the business to a profitable enterprise with positive cash flow and working capital.
The Board of Directors believes it is in the best interest of the shareholders to reduce the number of shares of common stock outstanding and thereby attempt to proportionally raise the per share price of the Company's common stock. A higher per share price may meet investing guidelines for certain institutional investors and investment funds and may eliminate the stigma of being a "penny stock." The Board of Directors also believes that shareholders will benefit from lower transaction costs for a higher priced stock. The combination of lower transaction costs and increased interest from institutional investors and investment funds may ultimately improve the trading liquidity of the Company's common stock. In addition, the Company would like to utilize its common stock for future acquisitions or other business opportunities that become available to it. A NASDAQ small cap listing or AMEX listing will significantly enhance the Company's ability to use its stock in acquisitions. Furthermore, many institutional investors will not invest in bulletin board companies and those that do will expect the Company to be moving toward an upgraded listing as a pre-requisite to investment in the Company.

                                       9

     The Company believes it will meet the qualification requirements of NASDAQ and AMEX shortly after the reverse stock split is executed and intends to apply for a NASDAQ small-cap or AMEX listing as soon as all requirements have been met. However, there can be no assurance that the Company will be able to meet the NASDAQ small-cap or AMEX listing requirements after the reverse stock split, or that its application to either exchange will be accepted.


     Other reasons for recommending that the shareholders approve the reverse stock split include the Company's desire to report meaningful earnings per share amounts on a quarterly basis. Under the current arrangement, the Company's earnings per share have only once exceeded one penny per common share on a quarterly basis and often "round down" to zero. Furthermore, because there are currently so many common shares outstanding, the dilutive effect of the Company's potential common shares from the exercise of common stock options and warrants is insignificant, resulting in no difference between basic earnings per share and fully diluted earning per share.



Risk Factors Associated with the Reverse Stock Split:

     There can be no assurance that the total market capitalization of Spectrum common stock (the aggregate value of all common stock at the then market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of Spectrum common stock following the reverse stock split will increase in proportion to the reduction in the number of shares of Spectrum common stock outstanding before the reverse stock split. For example, based on the closing price on the OTC Bulletin Board of Spectrum common stock on December 31, 2003 of $.83 there can be no assurance that the post-split market price under a one-for-five ratio would be $4.15 per share or greater.

     Accordingly, the total market capitalization of Spectrum common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split. Moreover, in the future, the market price of Spectrum common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.

     While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of Spectrum's common stock may not necessarily improve.

     If the reverse stock split is effected and the market price of Spectrum common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of Spectrum common stock will, however, also be based on Spectrum's economic performance and other factors, which are unrelated to the number of shares of common stock outstanding. Furthermore, the liquidity of Spectrum common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Effect on Fractional Shareholders:

     Shareholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, the transfer agent will aggregate all fractional shares and sell them as soon as practicable after the effective date at the then prevailing prices on the open market, on behalf of those holders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent will conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of common stock. After completing the sale, you will receive a cash payment from the transfer agent in an amount equal to your pro rata share of the total net proceeds of that sale. No transaction costs will be assessed on this sale. However, the proceeds will be subject to federal income tax. In addition, you will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date you receive your payment for the cashed-out shares. The payment amount will be paid to the holder in the form of a check in accordance with the procedures outlined below.

     After the reverse stock split, you will have no further interest in Spectrum with respect to your cashed-out fractional shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

Effect on Beneficial Shareholders:

     Upon a reverse stock split, we intend to treat shareholders holding common stock in "street name", through a bank, broker or other nominee, in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding Spectrum common stock in "street name." However, these banks, brokers or other nominees may have different procedures than registered shareholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered Shareholders Holding Certificates:

     Registered shareholders will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your stock certificate, you will be issued a new certificate for the appropriate number of shares.

     No new shares will be issued to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent.

     If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under "Effect on Fractional Shareholders."

     Shareholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Procedure for Effecting the Reverse Stock Split:

     If the shareholders approve the proposal to authorize the reverse stock split, the Board of Directors will select one of the two ratios and effect the reverse stock split at a time when it believes it is most advantageous to the Company, by filing an Amendment with the Secretary of State of the State of California to amend our existing Amended and Restated Articles of Incorporation. The reverse stock split will become effective on the date of filing the Certificate of Amendment, which is referred to as the "effective date." Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of California and as the Board of Directors deems necessary and advisable to effect the reverse stock split.

Federal Income Tax Consequences of the Reverse Stock Split:

     The following is a summary of certain material United States federal income tax consequences of the reverse stock split. It does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax code as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. Each shareholder is urged to consult with such shareholder's own tax advisor with respect to the tax consequences of the reverse stock split.

     Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a shareholder upon such shareholder's exchange of pre-reverse stock split shares for post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the shareholder's aggregate tax basis in the pre-reverse stock split shares exchanged therefor. In general, shareholders who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The shareholder's holding period for the post-reverse stock split shares will be the same as the holding period during which the shareholder held the pre-reverse stock split shares. The receipt of cash instead of a fractional share of common stock by a United States holder of common stock will result in a taxable capital gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares as set forth above. The capital gain or loss will constitute a long-term capital gain or loss if the shareholder's holding period is greater than one year as of the effective date.

     The Company's views above regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each shareholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

Accounting Matters:

     The Company's common stock is without par value, therefore, there will be no change in the Company's stated capital attributed to the common stock as a result of the reverse stock split. Authorized but unissued common stock will be adjusted for the reverse stock split. Per share net income or loss and the net book value of Spectrum common stock will be restated on a retroactive basis since there will be fewer common shares outstanding after the reverse stock split.

     The Company recommends that shareholders vote FOR this proposal. The proxy will be voted FOR this proposal unless otherwise directed.



                 PROPOSAL 4 - RATIFICATION OF THE APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Grant Thornton, LLP as independent public accountants of the Company for the fiscal year ending December 31, 2004 subject to ratification by shareholders at the Meeting. A representative of Grant Thornton, LLP is expected to be present at the Meeting to respond to appropriate questions and to make a statement if he or she so desires.

     The Board of Directors believes the ratification of the appointment of Grant Thornton, LLP is in the best interests of the Company and its shareholders and recommends a vote FOR such ratification. The proxy will be voted FOR this proposal unless otherwise directed.



                           PROPOSAL 5 - OTHER BUSINESS

     The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

                          BOARD AND COMMITTEE MEETINGS

     The Board of Directors of the Company met six times (including two via telephone conference) during 2003. All directors attended all of the meetings of the Board of Directors and of the committees on which they served.

     The Board of Directors has an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent public accountants. The Audit Committee, which held five meetings during 2003, consists of Messrs. Hewitt, Lynch and Simone. Mr. Hewitt serves as Chairman. The Audit Committee Charter is attached as Appendix A to this Proxy.

     The Board of Directors has a Nominating and Governance Committee which was formed during 2003. The Nominating and Governance Committee makes recommendations to the Board regarding the adoption and review of corporate governance principles, identifies qualified individuals for Board membership, assesses and makes recommendations to the Board regarding the size and composition of the Board and its Committees, and reviews the performance of the Board and its Committees and makes recommendations to the Board for the improvement of such performance. The Nominating and Governance Committee, which held two meetings during 2003, consists of Messrs. Hewitt, Lynch and Simone. Mr. Simone serves as Chairman. The Nominating and Governance Committee Charter is attached as Appendix B to this Proxy.

     The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for executives and administers and recommends grants of stock options pursuant to the Company's Amended and Restated 1995 Stock Option Plan. The Compensation Committee, which held five meetings during 2003, (including two via telephone conference) consists of Messrs. Lynch, Moore and Simone. Mr. Lynch serves as Chairman.

Report of the Audit Committee

     The Audit Committee of the Board of Directors (for purposes of this report, the "Committee") is composed of three independent directors. The three independent directors meet the independence standards currently promulgated by NASDAQ. The Committee is chaired by Conrad W. Hewitt who meets the NASDAQ standard of a financial expert. The Committee has prepared the following report on its activities with respect to the Company's audited financial statements for the year ended December 31, 2003 (the "audited financial statements").

     BDO Seidman, LLP was previously the Company's independent public accountants. On April 15, 2003 the Board of Directors unanimously accepted the recommendation of the Audit Committee and appointed Grant Thornton, LLP as its independent public accountants from a group of three finalist audit firms which included BDO Seidman, LLP. BDO Seidman's reports on the Company's financial statements for each of the three years ended December 31, 2002, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2000, 2001 and 2002 and the subsequent interim period through April 15, 2003 there were (1) no disagreements with BDO Seidman on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure which, if not resolved to BDO Seidman's satisfaction, would have caused BDO Seidman to make reference to the matter in connection with its report on the Company's financial statements for such years; and (2) no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Exchange Act of 1934.

     The Company requested that BDO Seidman furnish a letter addressed to the Securities and Exchange Commission stating whether or not BDO Seidman agreed with the above statements. The Company filed a copy of such letter, in which BDO Seidman stated their agreement, as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 21, 2003.

     Also on April 15, 2003 the Board of Directors unanimously accepted the recommendation of the Audit Committee that Grant Thornton, LLP be appointed to serve as the Company's independent public accountants for 2003. During the three most recent years ended December 31, 2002, 2001 and 2000, the Company did not consult with Grant Thornton regarding any matter whatsoever.

     Spectrum's audited financial statements at and for the three year period ended December 31, 2003 are included in Spectrum's Annual Report on Form 10-K for December 31, 2003. Spectrum, acting through its management and Board of Directors, has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting controls. Grant Thornton, LLP, independent auditors engaged by Spectrum, are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America.

     The Committee oversees Spectrum's financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Committee has reviewed the audited financial statements with Spectrum's management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee has also reviewed with Grant Thornton their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States of America.

     The Committee has discussed with Grant Thornton their independence in relation to Spectrum and Spectrum's management, including the matters addressed in the written disclosures provided to Spectrum by Grant Thornton, as required by the Independence Standards Board, the standard-setting body governing the independence of auditors in relation to their public company clients.

Audit Fees

     Grant Thornton's fees for the 2003 annual audit were $75,000.

Audit-Related Fees

     Grant Thornton's fees during 2003 for audit related services were $30,900. Audit related services included fees for quarterly reviews, attendance at Audit Committee Meetings and assistance with financial statement disclosures.

Tax Fees

     Grant Thornton's fees during 2003 for tax services were $56,300 which included the amendment of the Company's 2000 and 2001 returns as well as the preparation of the Company's 2002 returns.

     There were no other services provided by the independent auditors in 2003. The Committee believes the provision of the tax services by Grant Thornton is compatible with maintaining their independence.

     It is the Committee's policy to approve all Grant Thornton fees in advance. The Chairman of the Audit Committee has the authority to approve Grant Thornton fees of up to $50,000, subject to subsequent ratification by the Committee. The Company's Chief Financial Officer has the authority to approve Grant Thornton fees of up to $10,000, subject to subsequent ratification by the Committee. All of the Grant Thornton fees in each of the three categories enumerated above were approved in advance by the Committee.

     The Committee has discussed with the Company's management and Grant Thornton the overall scope and plans for their audits. The Committee meets quarterly with Grant Thornton, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal accounting and financial reporting controls, and the overall quality of the Company's financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

     The material in this report is not "soliciting material", is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act.

     This report respectfully submitted by:

     Conrad W. Hewitt, Chairman
     Charles A. Lynch
     Thomas B. Simone
     Members of the Audit Committee



                              DIRECTOR COMPENSATION

     Under new arrangements which began January 1, 2003 the Company's non-executive directors received a compensation package consisting of a base quarterly retainer paid in cash plus non-qualified stock options issued under the Company's Amended and Restated 1995 Stock Option Plan. Non-executive directors who serve as Chairman of one of the Committees of the Board received an additional cash retainer and additional options above the base package as disclosed in the following table:

                                                                   Retainer          Options
                                                                   --------          -------
Base annual compensation package                                   $ 15,000           40,000
Additional compensation for Chairmanship of Compensation or
         Nominating and Governance Committees                      $  5,000            5,000
Additional compensation for Chairmanship of the Audit
         Committee                                                 $  6,000            6,000


     All directors receive reimbursement of expenses incurred in attending meetings. Executives of the Company who also serve as Board members receive only reimbursement of expenses incurred. The Chairman of the Audit Committee is the most highly compensated non-executive director in recognition of the importance of that role and the additional scrutiny of audit committees in the wake of the Sarbanes-Oxley Act of 2002.

     During 2002 and 2001, the Company's non-executive directors were offered a choice between the following two compensation packages for Board service: (1) annual cash compensation of $10,000 and 25,000 non-qualified stock options at the market price on the date of grant with a four year vesting schedule, or (2)
80,000 non-qualified stock options for serving on the Board and 20,000 additional non-qualified stock options for Chairmanship of a Committee, at the market price on the date of grant, with one-third vested immediately and the remainder vesting ratably over two years. Messrs. Lynch, Moore and Simone all chose the option package for 2002 and 2001. Mr. Battendieri chose the option package for the period in 2002 that he was no longer an executive of the Company.

     During February 2001 Mr. Lynch and Mr. Moore elected to receive 32,000 shares each of Spectrum restricted common stock in lieu of the Board fees due to them for 2000 of $10,000 each, in a transaction approved by the Company's disinterested Board members. The shares were issued at $0.3125 per share, the closing price of the Company's common stock as quoted on the OTC Bulletin Board system on the date the Board approved the transaction.

                                       16




              EXECUTIVE COMPENSATION AND RELATED PARTY TRANSACTIONS

Summary Compensation Table

         The following table summarizes the annual compensation awarded or paid during the last three years for the Company's Chief Executive Officer and the next five most highly compensated officers (hereinafter, the "Named Executive
Officers").

                                        Summary Compensation Table
                                        --------------------------
                                                                                              Long-term
                                                             Annual Compensation             Compensation
                                                             -------------------              ----------
                                                                                   Other      Securities
                                                                                  Compen-     Underlying
   Name and Position                      Year       Salary        Bonus           sation      Options
---------------------------              ------     --------       --------       --------    ----------
Neil G. Blomquist  (1)                    2003      $200,000     $  60,700     $    9,000          --
  President and CEO                       2002      $183,300     $  26,400     $    9,000       650,000
                                          2001      $148,600     $  28,100     $    4,600          --

Jethren P. Phillips  (2)                  2003      $202,300     $  40,900     $   53,600          --
  Chairman of the Board                   2002      $208,000     $  32,500     $    9,000          --
                                          2001      $205,000     $    --       $    5,600          --

Robert B. Fowles                          2003      $141,300     $  28,100     $     --          50,000
  Chief Financial Officer                 2002      $136,300     $  22,000     $     --         100,000
  and Secretary                           2001      $120,500     $  23,800     $     --         250,000

N. Michael Langenborg  (3)                2003      $115,000     $  20,900     $     --          75,000
  Vice President, Marketing               2002      $ 13,900     $    --       $     --            --
                                          2001      $  --        $    --       $     --            --

Steven L. Terre  (3)                      2003      $115,000     $  21,700     $    7,200        75,000
  Vice President, Sales                   2002      $  9,600     $    --       $      300          --
                                          2001      $  --        $    --       $     --            --

Hubert H. Holcombe  (4)                   2003      $116,900     $    --       $   32,500          --
  Former Vice President,                  2002      $132,300     $    --       $     --          75,000
  Operations                              2001      $120,500     $  21,500     $     --            --

(1)  Mr. Blomquist was appointed President and Chief Executive Officer on
     September 1, 2002. Prior to that he served as President, Consumer Brands.

(2)  Mr. Phillips also served as Chief Executive Officer until September 1,
     2002.

(3)  Mr. Langenborg and Mr. Terre joined the Company on November 4, 2002 and
     November 18, 2002, respectively.

(4)  Mr. Holcombe's employment was terminated effective October 24, 2003.

     Other compensation for Mr. Phillips in 2003 included imputed income of $34,800 to retire his shareholder advance (see Certain Transactions with Related
Parties) with the remainder representing automobile and office allowances. Other compensation for Mr. Holcombe in 2003 represented severance pay.

                                       17



Option Grant Table

     The following table sets forth the options granted to the Named Executive
Officers for the year ended December 31, 2003.

                                              Individual Grants
                                              -----------------

                                 Number of           % of Total
                                 Securities       Options Granted
                                 Underlying         to Employees        Exercise or
                              Options Granted         in 2003            Base Price        Expiration Date
                               --------------      -------------         ----------         -------------
Robert B. Fowles                   50,000               8.4%              $ 0.305         February 26, 2013
N. Michael Langenborg              75,000              12.6%              $ 0.305         February 26, 2013
Steven L. Terre                    75,000              12.6%              $ 0.305         February 26, 2013

The above options vest ratably over a four-year period beginning February 26, 2003.

Option Exercises During 2003

     There were no exercises of stock options during 2003 except for Mr.
Holcombe, who exercised 100% of his outstanding vested options shortly after the termination of his employment with the Company. The following table sets forth the number of shares acquired and the value realized as a result of stock option exercises during 2003 by the Named Executive Officers.

                                                                          Shares Acquired          Value
                                                                            on Exercise           Realized
                                                                           --------------      -------------

 Hubert H. Holcombe                                                           143,750           $  30,800



Fiscal Year-End Option Value Table

     The following table sets forth the number of shares underlying outstanding options at December 31, 2003 and their related value for the Named Executive
Officers.

                                      Number of Securities                   Value of Unexercised
                                 Underlying Unexercised Options                  In-the-money
                                      at December 31, 2003             Options at December 31, 2003 (1)
                                -----------------------------            -----------------------------

Name                             Vested             Unvested               Vested          Unvested
------------------              ---------           ---------             ---------        ---------

Neil G. Blomquist               1,040,515             500,000             $ 516,800        $ 227,700
Robert B. Fowles                  337,500             312,500             $ 158,100        $ 164,300
N. Michael Langenborg                 --               75,000                 --           $  39,400
Steven L. Terre                       --               75,000                 --           $  39,400
                                ---------           ---------             ---------        ---------
Totals                          1,378,015             962,500             $ 674,900        $ 470,800
                                =========           =========             =========        =========

(1) Based on a closing stock price of $0.83 at December 31, 2003.

                                       18

Employment Agreements

     The Company is a party to an employment agreement with Jethren P. Phillips covering the period commencing October 6, 1999 and ending October 6, 2002, subject to automatic extension for successive one-year terms at the election of Mr. Phillips. The agreement provides for Mr. Phillips to serve as Chairman of the Board of the Company's Board of Directors. Mr. Phillips may terminate the agreement upon 90 days written notice to the Company. The Company may terminate the agreement only for cause or in the event of the Executive's death or disability. The agreement includes a non-competition clause under which Mr. Phillips agrees that during the term of the agreement and for three years thereafter he will not, directly or indirectly, whether as an officer, director, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known to him to directly compete with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, the Executive may own, as a passive investor, securities of any competitor corporation, so long as the Executive's direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

     The Company is a party to an employment agreement with Neil G. Blomquist covering the period commencing October 1, 2002 and ending October 1, 2004, subject to automatic extension for successive one-year terms without any action by either party. The agreement provides for Mr. Blomquist to serve as the Company's President and Chief Executive Officer. The agreement includes a non-competition clause under which Mr. Blomquist agrees that during the term of the agreement and for a period of one year after termination of the agreement, he will not, directly or indirectly, divert or attempt to divert from the Company any business of any kind in which it is engaged, employ or recommend for employment any person employed by the Company, engage in any business activity that is or may be competitive with that of the Company, or solicit any customer of the Company to the detriment of the Company.

Certain Transactions with Related Parties

     In connection with the 1999 merger, the Company assumed a promissory note held by Mr. Battendieri for a capital loan made to Organic Ingredients, which had a balance due as of October 6, 1999 of $102,000. The note is being amortized over 60 months with interest at 10% per annum. During 2003 the Company made principal and interest payments of $26,000 to Mr. Battendieri under the note.

     The Company has retained Moore Consulting Company for investment banking, consulting and management advisory services. Moore Consulting is operated as a sole proprietorship by Phillip Moore, a non-executive Director of the Company. During 2001 the Company made payments of $70,000 to Moore Consulting Company for consulting and management advisory services. In addition, the Company paid Moore Consulting an investment banking fee of $78,200 in June 2001 in connection with the sale of the Company's tomato-based product lines. During 2002 the Company paid $15,000 to Moore Consulting Company for management advisory services and $79,000 as an investment banking fee in connection with the sale of the Organic Ingredients business.

     Also in connection with the sale of the Organic Ingredients business, the Company entered into a private label consulting agreement with Running Stream Food and Beverage, Inc. ("RSFB") in 2002. RSFB is owned and operated by John Battendieri, a non-executive Director of the Company. During 2003 the Company paid consulting fees of $99,000 plus expenses incurred to RSFB for private label consulting and management services.

     On July 29, 2003 the Compensation Committee of the Board of Directors unanimously approved recognizing the $20,000 shareholder advance that had been outstanding to Mr. Phillips for several years as income to him for 2003 and grossing the amount up for income taxes. Accordingly, the Company characterized $34,800 as income to Mr. Phillips during 2003 to forgive the shareholder advance.

     The Company believes that the terms and conditions of the above transactions were fair, reasonable and consistent with terms the Company could have obtained from unaffiliated third parties. Any future transactions with the Company's executive officers or directors will be entered into on terms that are no less favorable to the Company than those that are available from unaffiliated third parties, and all such transactions will be approved by a majority of the Company's disinterested directors.

Report of the Compensation Committee on Executive Compensation

Overview and Philosophy

     The Compensation Committee of the Company's Board of Directors (for purposes of this report, the "Committee") is responsible for making recommendations concerning salaries and incentive compensation for the Company's Chief Executive Officer and the other executive officers. The Committee currently consists of Messrs. Lynch, Simone, and Moore. This report addresses the Company's compensation policies for fiscal 2003 as they affected the Chief Executive Officer and the Company's other executive officers.

     The objectives of the Company's executive compensation program are to:

     o Provide executives with competitive compensation that maintains a balance between cash and stock compensation and provides a significant portion of total compensation at risk, tied both to annual and long-term performance of the Company as well as to the creation of stockholder value.

     o Align the executive officers' interests with the interests of shareholders and the overall success of the Company.

     o Recognize and reward individual performance and responsibility so that the Company's strongest performers receive a highly competitive compensation package.

Compensation Program

     General. The Company's executive compensation program generally consists of a base salary, participation in the management incentive plan, and long-term incentive compensation in the form of stock options. Executives also participate in benefit programs that are generally available to all employees of the Company, including medical and dental insurance, the Company's 401(k) Plan, life insurance plan and the Company's vacation policy.

     All compensation decisions are determined following a review of many factors that the Committee believes are relevant, including third-party data, the Company's achievements over the past year, the individual's contributions to the Company's success, any significant changes in role or responsibility, and the internal equity of compensation relationships.

     In general, the Committee intends that the overall total compensation opportunities provided to the executive officers should reflect competitive compensation for executives with corresponding responsibilities in comparable firms providing similar products and services. To the extent determined to be appropriate, the Committee also considers general economic conditions, the Company's financial performance and individual merit in setting compensation policies for its executive officers.

     For 2003, the Committee reviewed the appropriate mix between salary and other forms of compensation and set annual compensation guidelines for the Company's executives. The Committee also evaluated expensing stock options under SFAS 123 and elected to continue the current treatment of not recording an expense for employee and director stock options under the provisions of SFAS 148, which requires disclosure of the impact on the Company's financial statements as if the expensing of stock options had been elected in the Summary of Significant Accounting Policies.

     Long-Term Incentive Compensation. Long-term incentives for executive officers and key employees are provided through individual stock ownership and the Company's Amended 1995 Stock Option Plan. The objectives of these plans are to align executive and shareholder long-term interests by creating a direct link between executive compensation and shareholder return, and to enable executives to develop and maintain a significant, long-term stock ownership position in the Company. Stock options are granted at an option price equal to the fair market value or, in the case of owners of 10% or more of the Company's common stock, 10% above the fair market value of the Company's common stock on the date of grant and will only have value if the Company's stock price increases. In selecting executives eligible to receive option grants and determining the amount and frequency of such grants, the Company evaluates a variety of factors, including (i) the job level of the executive, (ii) option grants awarded by competitors to executives at a comparable job level, and (iii) past, current and prospective service to the Company rendered, or to be rendered, by the executive.

Compensation for the Chief Executive Officer and the Chairman of the Board

     The Committee makes an annual recommendation to the Board for the compensation of Mr. Blomquist, Chief Executive Officer and Mr. Phillips, Chairman of the Board. Mr. Blomquist was promoted to Chief Executive Officer on September 1, 2002 and did not receive a merit increase in 2003 since his base pay level was raised by 23% at the time of his promotion. Mr. Blomquist was also excluded from the 2003 stock option grant since he was granted an additional 500,000 options at the time of his promotion. The additional 500,000 option grant at the time of Mr. Blomquist's promotion was viewed less as compensation for past performance and more as an incentive mechanism. The Committee considered the fact that Mr. Blomquist is a significant shareholder of the Company in determining the size of the option grant at the time of his promotion. Mr. Blomquist's employment contract calls for him to be eligible for an annual cash incentive award of up to 50% of his base salary. However, due to margin pressure during 2003 on several of the Company's key product lines, Mr. Blomquist volunteered to reduce his target incentive for 2003 by 40%. Mr. Phillips and all other executive officers reduced their target incentive awards for 2003 by 20% for the same reason. Mr. Blomquist's annual cash incentive award for 2003 of $60,700 was based on an 80%/20% mix of Company EBITDA as adjusted performance and his individual key performance objectives for 2003, respectively. During 2003 the Company achieved its EBITDA as adjusted target, which was also reviewed and approved by the Committee. The Committee evaluated Mr. Blomquist's performance against the key performance objectives set for him at the beginning of 2003. After its evaluation, the Committee recommended that the Board approve Mr. Blomquist's annual cash incentive.

     Mr. Phillips's base salary reflects his status as the Company's Founder and Chairman of the Board. The Committee recommended that the Board approve a modest merit increase in 2003 of 4% for Mr. Phillips, which was effective on March 1, 2003. Mr. Phillips's annual cash incentive award for 2003 of $40,900 was based on a 50%/50% mix of Company EBITDA as adjusted performance and his individual key performance objectives for 2003, respectively. The Committee also evaluated Mr. Phillips's performance against the key performance objectives set for him at the beginning of 2003. After its evaluation, the Committee recommended that the Board approve Mr. Phillips's annual cash incentive. As the Company's largest shareholder, Mr. Phillips has elected not to participate in the Company's long-term equity compensation plan to date.

Tax Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million for compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

     The statute containing this law and the applicable proposed Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in one taxable year, which is subject to the deduction limit, will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as "performance-based compensation." The Compensation Committee intends to continue to evaluate the effects of the statute and any final Treasury regulations and to comply with Code Section 162(m) in the future to the extent consistent with the best interests of the Company.

     The material in this report is not "soliciting material", is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act.

    This report respectfully submitted by:

    Charles A. Lynch, Chairman
    Phillip L. Moore
    Thomas B. Simone
    Members of the Compensation Committee

Compensation Committee Interlocks and Insider Participation

     The current members of the Company's Compensation Committee are Messrs. Lynch, Moore and Simone. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company.

Shareholder Proposals for 2005 Annual Meeting

     Any proposal that a shareholder of the Company wishes to be considered for inclusion in the Company's proxy statement and proxy card for the Company's 2005 Annual Meeting of Shareholders must be submitted to the Secretary of the Company at its offices, 5341 Old Redwood Highway, Suite 400, Petaluma, California 94954, no later than December 31, 2004.



Comparative Stock Performance

     The graph and table below compares the cumulative total shareholder return on the common stock of the Company for the five year period ended December 31, 2003 with the cumulative total return on (i) an index of organic food and nutritional supplement companies and (ii) the Russell 2000 Index. The comparison assumes the investment of $100 on December 31, 1998 in the Company's common stock and in each of the indices and, in each case, assumes reinvestment of all dividends. The index of organic food and nutritional supplement companies includes Galaxy Nutritional Foods, Inc., Gardenburger, Inc., Green Mountain
Coffee Roasters, Inc., Hain Celestial Group, Inc., Hansen Natural Corp., Lifeway
Foods, Inc., Monterey Pasta Company, Tofutti Brands, Inc., Vermont Pure
Holdings, Ltd., and Next Generation Tech Holdings, Inc.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
         AMONG SPECTRUM ORGANIC PRODUCTS, INC., THE RUSSELL 2000 INDEX
                                AND A PEER GROUP


                                (GRAPHIC OMITTED)







                                                         Cumulative Total Return
                                                         -----------------------

                                         ----------------------------------------------------------
                                           12/98     12/99     12/00     12/01     12/02     12/03
                                           -----     -----     -----     -----     -----     -----
Spectrum Organic Products, Inc.           100.00     88.89     57.78     65.78     53.33    147.56
Russell 2000                              100.00    121.26    117.59    120.52     95.83    141.11
Peer Group                                100.00     84.03    116.87    111.79     67.00     96.61


     The Company will request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the Proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

                                       23

     The Board of Directors hopes that shareholders will attend the meeting. Whether or not you plan to attend, you are urged to submit your vote following the instructions included on page 1 of this Proxy. Prompt response will greatly facilitate arrangements for the meeting and your cooperation is appreciated. Shareholders of record who attend the meeting may vote their stock personally even though they have sent in their proxy cards.

                                            By Order of the Board of Directors,



                                            Jethren P. Phillips,
                                            Chairman of the Board
                                            March 19, 2004

                                   Appendix A


                         SPECTRUM ORGANIC PRODUCTS, INC.
                             AUDIT COMMITTEE CHARTER


The primary responsibilities of the Audit Committee of the Board of Directors are to:

     o Monitor the Corporation's financial reporting process and internal control system.

     o Monitor the audit processes of the Corporation's independent accountants.

     o Provide an open avenue of communication among the Corporation's independent accountants, financial and senior management and the Board of Directors.

The Audit Committee shall consist entirely of independent directors. Each member shall be free of any relationship that, in the judgment of the Board of Directors, would interfere with the exercise of his or her independent judgment. The members of the Committee shall also satisfy, in the judgment of the Board, the NASDAQ Exchange's financial qualification requirements.

In fulfilling its responsibilities, the Committee shall:

     1. Review this Charter on an annual basis and update it as conditions dictate.

     2. Review with management the Corporation's annual financial statements, including significant changes in accounting principles or their application.

     3. Review with the independent accountants their audit report on the annual financial statements, including the application of the Corporation's accounting principles; and discuss with the independent accountants and management their judgment as to the quality of the Corporation's accounting principles.

     4. Based on the Committee's review and discussion of the Corporation's annual financial statements with management and the independent accountants, recommend to the Board that the annual financial statements be included in the Corporation's 10-K Annual Report.

     5. With respect to the independent accountants audit of the Corporation's annual financial statements and review of its quarterly financial statements, discuss with the independent accountants those matters described in Statement of Auditing Standards 61, as amended from time to time.

     6. Review the audit plans and activities of the independent accountants and the coordination of their audit efforts with management.

     7. Recommend to the Board the selection or replacement of the independent accountants, taking into consideration independence and effectiveness. As part of such process, obtain from such accountants, and discuss with them, the disclosures regarding independence required by Independence Standards Board Standard No. 1, as amended or supplemented from time to time.

     8. Approve the fees paid to the independent accountants with respect to all services.

     9. Review and concur in the appointment or replacement of the Chief Financial Officer.

     10. Review with management and the independent accountants the adequacy of the Corporation's internal controls and management's responses with respect to recommendations for internal control improvements.

     11. Meet with the Chief Financial Officer and the independent accountants in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

     12. Report Committee actions to the Board of Directors, with such recommendations as the Committee deems appropriate.

     13. Report to stockholders in the Corporation's annual proxy statement on those matters required by Securities and Exchange Commission Rules.

     14. Conduct or authorize investigations into any matters within the Committee's scope of responsibilities.

     15. Consider such other matters with respect to the Corporation's financial affairs, internal controls and external audits as the Committee may deem advisable.

                                   Appendix B
                                                                January 15, 2004


                         SPECTRUM ORGANIC PRODUCTS, INC.
                   NOMINATING AND GOVERNANCE COMMITTEE CHARTER


     This document sets forth the Charter of the Nominating and Governance Committee (the "Committee") of the Board of Directors (the "Board") of Spectrum Organic Products, Inc. (the "Company").


Purpose

     The purpose of the Committee is:

     o To develop and recommend to the Board for adoption, and thereafter periodically review, corporate governance principles applicable to the Company ("Corporate Governance Guidelines");

     o to identify individuals qualified to become Board members and to recommend to the Board candidates for election as directors at the annual meeting of stockholders;

     o to assess and make recommendations to the Board regarding the size and composition of the Board and the size, composition, scope of authority, responsibilities, and reporting obligations of each committee of the Board; and

     o to assist the Board in the review of the performance of the Board, the committees of the Board, and individual members of the Board, and to make recommendations to the Board to improve such performance.

Committee Membership

     The Committee shall consist of no fewer than three members, each of whom shall meet the independence requirements of the NASDAQ Stock Exchange (NASDAQ), to which the Company intends to submit its listing application to regain its NSDAQ Small-Cap during 2004 and such other independence requirements, if any, as may be established by the Company's Corporate Governance Guidelines. Each year, following the Company's Annual Meeting of Shareholders, the Committee shall elect a Chairman of the Committee, who may be the incumbent Chairman or another member of the Committee. The Board shall have sole authority to appoint and remove members of the Committee.

Committee Authority and Responsibilities

     1. The Committee shall, from time to time, as the Committee deems appropriate, but no less frequently than annually, review and assess the adequacy of the Company's Corporate Governance Guidelines and recommend to the Board for approval any changes that the Committee considers appropriate. To fulfill this responsibility, the Committee shall endeavor to remain informed on corporate governance practices generally, including emerging trends among comparable companies.

     2. At least annually, the Committee (i) shall evaluate the size and composition of the Board in light of the operating requirements of the Company and existing corporate governance trends, including consideration of appropriate areas of expertise to be represented on the Board, and (ii) shall report its findings and any recommendations to the Board.

     3. The Committee shall develop and recommend for approval by the Board written eligibility guidelines for directors that are designed to ensure compliance with all applicable legal requirements and the NASDAQ listing requirements. The Committee shall review the eligibility guidelines from time to time as requested by the Board or as the Committee deems necessary or appropriate.

     4. The Committee shall identify, evaluate, and recommend to the Board for nomination candidates for election as directors at the Annual Meeting of Stockholders or by appointment by the Board, including consideration of prospective candidates proposed for consideration by management or by any stockholder.

     5. If, during the course of a year, a vacancy occurs, or if the Committee becomes aware of a pending vacancy, and the Board determines that the vacancy shall be filled, the Committee shall recommend to the Board a qualified individual for appointment by the Board to serve as a director until the next Annual Meeting of Stockholders when directors stand for election.

     6. In performing its responsibilities under paragraphs 4 and 5 above, the Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm's fees and other retention terms.

     7. At least annually, the Committee shall (i) evaluate the size, composition, membership qualifications, scope of authority, responsibilities, and reporting obligations of each committee of the Board and (ii) shall report its findings and any recommendations to the Board.

     8. The Committee shall consider, adopt and oversee all processes for evaluating the performance of the Board, the Chairman of the Board, each Committee and individual directors.

     9. The Committee shall consider, adopt and oversee director orientation and continuing education programs.

     10. The Committee shall (i) evaluate each shareholder proposal submitted for inclusion in the Company's proxy materials to determine whether the proposal is eligible for inclusion based on compliance with substantive and procedural requirements of the Company's Bylaws, California corporate law, and the Securities and Exchange Commission proxy rules and (ii) shall recommend to the Board whether the Company shall support or oppose the proposal.

     11. The Committee, in conjunction with the Compensation Committee, shall consider the appropriate levels of director compensation and an appropriate director compensation program, and shall make recommendations to the Board regarding the same.

     12. The Committee, in conjunction with the Compensation Committee, shall conduct an annual review of the performance of the Chief Executive Officer and shall oversee the annual reviews of the performance of other executive officers to ensure that it is consistent with the short-term and long-range goals of the Company.

     13. The Committee shall periodically review and advise the Board regarding the Company's management development and succession plans.

     14. The Committee shall annually review the service of Board members on the boards of other public companies.

     15. The Committee shall review the Directors and Officers questionnaires prepared annually by the Company's directors and officers.

     16. The Chair of the Committee shall convene regular meetings of the independent directors of the Company, as required, but not less frequently than annually, usually in conjunction with a regular Board Meeting.

     17. At least annually, the Committee shall review the Company's Code of Conduct, Corporate Policies Manual, Conflict of Interests Policy/Questionnaire, Confidentiality of Information Policy, Social and Environmental Practices Policy and the reports of the CEO and executive officers responsible for these matters. The Committee shall have the sole power to grant any waivers from these policies or practices.

     18. In carrying out its duties and responsibilities under this Charter, the Committee shall have authority to obtain the advice and assistance of internal or external legal, accounting and other advisors.

     19. The Committee shall review and assess this Charter annually and recommend any proposed changes to the Board.

Meetings and Minutes

     The Committee shall hold meetings, in person or by telephone, at such times and with such frequency as it deems necessary to carry out its duties and responsibilities under this Charter. Special meetings of the Committee may be called by the Chairman of the Board or the President of the Company or by the Chairman of the Committee, with notice of any such special meeting to be given in accordance with the Company's Bylaws. A majority of the members of the Committee shall constitute a quorum for the transaction of business by the Committee. At the discretion of the Committee, other members of the Board and any officer or employee of the Company may be invited to attend and participate in meetings of the Committee.

     The Committee also may act by unanimous written consent in accordance with the terms of the Company's Bylaws.

     Minutes of each Committee meeting and records of all other Committee actions shall be prepared by the Secretary of the Company or, if the Secretary is not present at the meeting, any person appointed by the Chairman of the Committee, and shall be retained with the permanent records of the Company.

     The Committee shall report to the Board, no later than the next regular Board meeting, all decisions made and actions taken by the Committee.

Adoption and Amendment

     This Charter has been adopted by the Board, and may be amended at any time or from time to time, in whole or in part, solely by a resolution adopted by the Board.